Exhibit 99.2

Pharmacopeia Announces Additional Positive Findings from Phase 1 Multiple Ascending Dose Study of PS433540 (DARA)

Results Show Statistically Significant Indications of PS433540’s Potential in Treating Hypertension

December 3, 2007 - Princeton, NJ - Pharmacopeia (NASDAQ: PCOP), an innovator in the discovery and development of novel small molecule therapeutics, announced today additional results from the Company’s Phase 1 multiple ascending dose (MAD) study of its lead internal product candidate, PS433540 (DARA). Data demonstrated that PS433540 produced statistically significant, dose dependent increases in plasma-renin activity levels, as well as reductions in systolic and diastolic blood pressure. These findings are in addition to previously reported initial results from the MAD trial that showed all doses of PS433540 to be safe and well-tolerated. This MAD study was designed to evaluate the 14-day safety and tolerability of 50, 100, 250, 500 and 1,000 mg doses of PS433540 in healthy volunteers.

The trial’s positive plasma-renin activity and blood pressure findings provide preliminary insight into the potential of PS433540 to treat hypertension. Study investigators witnessed a dose dependent increase in plasma-renin activity levels for PS433540, which was more pronounced at Day 15 than at Day 1. This observed increase in plasma-renin activity is indicative of PS433540’s ability to block the angiotensin receptor, a key target in efforts to lower and control blood pressure in hypertensive patients. Furthermore, associated with the increase in plasma-renin activity levels was a decrease in both diastolic and systolic blood pressure for PS433540 of up to 15 mmHg.

“While safety and tolerability of PS433540 across a broad range of doses up to 1,000 mg are the most important results of the MAD study, we are especially pleased to see, that even in healthy normotensive volunteers, signs of the compound’s potential therapeutic activity are clearly discernable. Although preliminary, these results support the potential utility of this novel compound as a new therapeutic option for patients affected by hypertension and related disorders such as diabetic nephropathy,” stated Rene Belder, M.D., Pharmacopeia’s Vice President of Clinical and Regulatory Affairs. “We look forward to the completion of our ongoing Phase 2a study in the first half of 2008 and hope to see the first clear demonstration of the compound’s potential efficacy in hypertensive patients.”

PS433540 is a dual-acting angiotensin (AII) and endothelin (ET1) receptor antagonist that is being developed as a potential treatment for hypertension and diabetic nephropathy. PS433540, the first and only DARA compound in development, possesses two clinically validated mechanisms of action in a single compound. There is considerable preclinical and initial clinical data suggesting that compared to either agent alone, simultaneously blocking the actions of both AII and ET1 may provide significantly improved treatment options for several cardiovascular diseases.

ABOUT PHARMACOPEIA

Pharmacopeia is a clinical development stage biopharmaceutical company dedicated to discovering and developing novel small molecule therapeutics to address significant medical needs. The company has a broad portfolio of clinical and preclinical candidates under development internally or by partners including seven clinical compounds in Phase 2 or Phase 1 development addressing multiple indications including hypertension, diabetic nephropathy, muscle wasting, inflammation and respiratory disease. The company is leveraging its fully integrated drug discovery platform to sustain the growth of its development pipeline. Pharmacopeia has established strategic agreements with major pharmaceutical and biotechnology companies, including Bristol-Myers Squibb, Cephalon, GlaxoSmithKline, Organon, Schering-Plough, and

Wyeth Pharmaceuticals. For more information please visit the company’s website at http://www.pharmacopeia.com.

Contact:

Brian M. Posner

Executive Vice President and Chief Financial Officer

Pharmacopeia

609-452-3643

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This press release, and oral statements made with respect to information contained in this press release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, goal, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. These forward-looking statements include, but are not limited to, statements about the successful implementation of Pharmacopeia’s strategic plans, Pharmacopeia’s ability to successfully perform under its collaboration with GlaxoSmithKline, Pharmacopeia’s expectations concerning the development priorities of its collaborators, their ability to successfully develop compounds and its receipt of milestones and royalties from the collaborations, Pharmacopeia’s plans to develop PS433540, a product candidate from its DARA program, Pharmacopeia’s Phase 2 and Phase 1 clinical studies with respect to PS433540, including timing and expected outcomes of such studies, Pharmacopeia’s plans to develop PS178990, a product candidate from its SARM program, Pharmacopeia’s Phase 1 clinical studies with respect to PS178990, including timing and expected outcomes of such studies, Pharmacopeia’s estimates of the market opportunities for its product candidates, including PS433540 and PS178990, Pharmacopeia’s ability to successfully perform under its collaborations with Bristol-Myers Squibb, Cephalon,  Organon and Wyeth, Pharmacopeia’s ability to build its pipeline of novel drug candidates through its own internally-funded drug discovery programs, third party collaborations and in-licensing, Pharmacopeia’s ability to raise additional capital, Pharmacopeia’s anticipated operating results, financial condition, liquidity and capital resources, Pharmacopeia’s expectations concerning the legal protections afforded by U.S. and international patent law, Pharmacopeia’s ability to pursue the development of new compounds and other business matters without infringing the patent rights of others, additional competition, and changes in economic conditions.

Further information about these and other relevant risks and uncertainties may be found in Pharmacopeia’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Pharmacopeia urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Pharmacopeia at http://www.pharmacopeia.com. All forward-looking statements in this press release and oral statements made with respect to information contained in this press release are qualified entirely by the cautionary statements included in this press release and such filings. These risks and uncertainties could cause actual results to differ materially from results expressed or implied by such forward-looking statements. These forward-looking statements speak only as of the date of this press release. Pharmacopeia undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.